SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

                    Pursuant to Section 13 or 15(d)
                 The Securities Exchange Act of 1934.

                             May 14, 1997
                            Date of Report
                   (Date of earliest event reported)

                    INTERLINE RESOURCES CORPORATION
        (Exact name of Registrant as specified in its charter)

Utah                     0-18995                  87-0461653
State of Incorporation   Commission File No.      IRS Employer
                                                  Identification No.


                       160 West Canyon Crest Rd.
                           Alpine, UT  84004
               (Address of principal executive offices)

                            (801) 756-3031
                    (Registrant's telephone number)

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Item 5. Other Events

     On April 30, 1997, Interline Resources Corporation and Interline Energy Services, Inc. (the "Companies") entered into an Asset Purchase and Sale Agreement ("Agreement") with Questar Gas Management Company ("Questar") for the Companies to sell the Companies' Monument Butte gathering system and the associated properties, including the interests in oil wells in the area to Questar for $4 million.

     The effective date of the transaction is May 1, 1997.

     The properties transferred to Questar include the Monument Butte Gas Gathering System, located in Duchesne and Uintah Counties, Utah. The sale includes all contracts, easements, rights-of-way, agreements and any tangible or intangible assets associated with the ownership of the Monument Butte Gas Gathering System.

     Included in the transaction are the oil gas and/or mineral leases and/or fee mineral interests located in the area.

     The Monument Butte natural gas system consists of about 28 miles of main trunk line and about 40 miles of lateral lines connecting about 146 wells, as well as five compressors. These lines collect natural gas from the Monument Butte area in the Uintah Basin in eastern Utah. During 1996, gas sales from this system were about 4,400 MMbtu per day. The sale also includes 12 producing oil wells that Interline owns in the same area.

     The Companies expect to reduce about $4 million in outstanding debt with the proceeds. Of that total, $800,000 will be used to retire debt secured by the assets that were sold.

     The Companies anticipate the gain on the sale to be approximately $2 million. This one-time gain will be reflected in the Companies' second quarter ending June 30, 1997.

     The associated properties contributed about 14 percent of total revenues and about 60 percent of gross margin for the year ended Dec. 31, 1996. For the first quarter ended March 31, 1997, these properties contributed approximately 12 percent of revenues and approximately 26 percent of gross margin.

                               SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     Dated:    May 13, 1997

                         INTERLINE RESOURCES CORPORATION


                         By:  /s/ Michael R. Williams
                              Michael R. Williams
                              President
                              Chief Executive Officer